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Exhibit 99.1

Contact:

William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER
OF FISCAL 2005
—Predictive Medicine Revenues Increase 57% Year-to-Year—

        Salt Lake City, May 4, 2004, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported consolidated financial results for the third quarter of fiscal 2005 and the nine months ended March 31, 2005.

        For the third fiscal quarter, ended March 31, 2005, predictive medicine product revenues increased to $18.4 million from $11.7 million in the same quarter of the prior year, an increase of 57%. Through the first nine months of the current year, predictive medicine revenues increased to $50.4 million from $30.2 in the same period of fiscal 2004, a gain of 67%. These increases resulted from wider acceptance of Myriad's products by the medical community due to increased sales and marketing efforts and additions to the medical literature that emphasize the clinical utility of Myriad's predictive medicine products.

        Total revenues in the third quarter of fiscal 2005 were $20.0 million, compared with $13.8 million in total revenues in the third quarter of fiscal 2004, an increase of 45%. For the nine months ended March 31, 2005, total revenues were $56.3 million, an increase of 35% over the same nine-month period in fiscal 2004. The Company ended the third quarter in strong financial condition with no debt and over $115 million in cash, cash equivalents and marketable investment securities.

        Gross profit margins on predictive medicine product revenues for the third quarter of fiscal 2005, were 71% compared with 68% gross profit margins in the third quarter last year. The gross profit margin increase was due to technology improvements and efficiency gains in the operation of the predictive medicine business.

        Research and development expense for the three months ended March 31, 2005 were $15.5 million compared to $12.4 million for the same three months in 2004. This increase of 25% was primarily due to increased costs associated with the Company's ongoing clinical trials and increases in the drug discovery and drug development programs.

        Myriad had six clinical trials in progress during the third quarter, consisting of a Phase 3 trial of Flurizan in Alzheimer's disease, the recently completed Phase 2 trial of Flurizan in Alzheimer's disease, a Phase 2/3 trial of MPC-7869 in prostate cancer, two Phase 1 trials of MPC-6827 in solid tumors and brain metastases, respectively, and a Phase 1 trial of MPC-2130 in leukemia and lymphomas.

        Selling, general and administrative expenses for the three months ended March 31, 2005 were $9.8 million, compared to $8.8 million for the same three months in 2004. This increase of 11% was primarily attributable to increased sales and marketing commissions and expenses incurred as a result of the 57% increase in predictive medicine revenues.

        The net loss for the third quarter of fiscal year 2005 was $10.0 million, or $0.32 basic and diluted loss per share. This result compares favorably with the net loss from the third quarter of fiscal 2004 at $10.7 million, or $0.39 per share.

        "Myriad's results for the third quarter of fiscal 2005 highlight continued revenue growth in our predictive medicine business and advancement in our therapeutic development pipeline," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "We are focused on continuing the development of Flurizan, with our ongoing Phase 3 trial in Alzheimer's disease, and advancing each of our cancer therapeutic candidates through the clinic."

Conference Call and Webcast

        A conference call with Company management will be held today, Wednesday, May 4, 2005 at 10:00 a.m. Eastern time to discuss these results and recent events at the Company. Callers are requested to dial in between 9:45 a.m. and 10:00 a.m., to (888) 589-2820, or (706) 634-2173. An archived replay of the call will be available for 7 days by dialing (800) 642-1687, or (706) 645-9291. The conference call will also be audiocast over the Web at: www.myriad.com.

        Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company's focus on development of Flurizan and advancing other cancer therapeutic candidates through the clinic; continued growth of predictive medicine product revenue due to wider demand; and the advancement towards human clinical testing of the Company's pipeline of advanced pre-clinical compounds. These forward looking statements are based on management's current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics' business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of May 4, 2005, and Myriad undertakes no duty to update this information unless required by law.

—Financial Charts Follow—

MYRIAD GENETICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 31, 2005	Mar. 31, 2004	Mar. 31, 2005	Mar. 31, 2004
	(in thousands, except per share amounts)
REVENUES:
Predictive medicine revenue	$18,386	$11,699	$50,350	$30,209
Research revenue	1,575	1,909	5,960	$9,761
Related party research revenue	—	148	—	1,606

Total research revenue	1,575	2,057	5,960	11,367

Total revenues	19,961	13,756	56,310	41,576
COSTS AND EXPENSES:
Predictive medicine cost of revenue	5,297	3,709	14,667	9,916
Research and development expense	15,540	12,390	43,218	38,693
Selling, general and administrative expense	9,834	8,821	30,429	24,680

Total costs and expenses	30,671	24,920	88,314	73,289

Operating loss	(10,710)	(11,164)	(32,004)	(31,713)
Other income (expense):
Interest income	724	473	2,044	1,569
Other	—	(5)	(66)	(15)

	724	468	1,978	1,554

Net loss	($9,986)	($10,696)	($30,026)	($30,159)

Basic and diluted loss per share	($0.32)	($0.39)	($0.98)	($1.11)

Basic and diluted weighted average shares outstanding	30,749	27,148	30,693	27,114

Condensed Consolidated Balance Sheets (Unaudited)

	Mar. 31, 2005	Jun. 30, 2004
	(In thousands)
Cash, cash equivalents, and marketable investment securities	$115,283	$141,839
Trade receivables, net	16,173	13,994
Other receivables	1,116	554
Prepaid expenses	5,388	7,279
Equipment and leasehold improvements, net	15,582	17,339
Other assets	7,038	7,351

Total assets	$160,580	$188,356
Accounts payable and accrued liabilities	$15,204	$13,871
Deferred revenue	1,335	1,209
Stockholders' equity	144,041	173,276

Total liabilities and stockholders' equity	$160,580	$188,356

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MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2005 —Predictive Medicine Revenues Increase 57% Year-to-Year—